Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

  October 31, 2024

The Boeing Company

929 Long Bridge Drive

Arlington, Virginia 22202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to The Boeing Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated October 28, 2024 (the “Prospectus Supplement”) to the prospectus, dated October 22, 2024, included as part of a registration statement on Form S-3 (File No. 333-282628), as amended or supplemented (the “Registration Statement”), relating to the sale by the Company of 100,000,000 depositary shares (“Initial Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 6.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and, at the option of the Purchasers, 15,000,000 additional depositary shares (together with the Initial Depositary Shares, the “Depositary Shares”). The Preferred Stock is convertible into shares of common stock of the Company, par value $5.00 per share (the “Common Stock”), pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and by-laws of the Company; (ii) the Registration Statement to which this letter is an exhibit; (iii) the Prospectus Supplement, including any documents incorporated by reference therein; (iv) the Underwriting Agreement, dated October 28, 2024, among the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto; (v) the Deposit Agreement, dated October 31, 2024 (the “Deposit Agreement”), among the Company and Computershare Inc. and Computershare Trust Company, N.A., as joint depositary of the Preferred Stock; (vi) the Certificate of Designations; and (vii) resolutions of the board of directors of the Company.

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The Boeing Company

October 31, 2024

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

The Depositary Shares have been duly authorized and, when issued and delivered in accordance with the Deposit Agreement, will be validly issued, fully paid and nonassessable and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing ownership of such Depositary Shares.

2.

The Preferred Stock has been duly authorized for issuance and deposit and, when issued and deposited against issuance of the Depositary Shares, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

3.

The shares of Common Stock issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Stock, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

For purposes of rendering our opinion expressed above, we have assumed that at the time of the issuance and delivery of each share of Preferred Stock and the issuance and delivery of each share of Common Stock to be issued upon conversion of, or declaration and payment of a dividend on, the Preferred Stock (x) there will not have occurred any change in law affecting the validity or legally binding character of such share of Preferred Stock or Common Stock, as applicable, and (y) the issuance and delivery of such share of Preferred Stock or the issuance and delivery of such share of Common Stock, the terms of such share of Preferred Stock or Common Stock, as applicable, and compliance by the Company with the terms of such share of Preferred Stock or Common Stock, as applicable, will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Depositary Shares, the Preferred Stock or the Common Stock.

The Boeing Company

October 31, 2024

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Yours very truly,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP